Exhibit 99.1

( BW)(MA-BEACON-ROOFING)(BECN) Beacon Roofing Supply, Inc. Reports Record Third-Quarter and Year-to-Date 2005 Results

Business Editors

PEABODY, Mass.—(BUSINESS WIRE)—Aug. 11, 2005—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (the “Company”) announced today record performance for the third quarter and year-to-date period (nine months) ended June 30, 2005 of the fiscal year ending September 24, 2005.

Third Quarter

Sales increased 38.0% to $248.4 million in the third quarter of fiscal 2005 (“2005”) from $180.0 million in fiscal 2004 (“2004”), reflecting strong internal growth of 19.5% or $35.2 million, with the strongest sales increase occurring in non-residential roofing. The Company opened three new branches during the third quarter that also contributed to the internal growth. JGA Corp. (“JGA”), acquired in mid-December, and Insulation Systems of Virginia, Inc. (“ISI”), acquired in late April, contributed the remaining sales increase of $33.2 million.

Gross profit increased 31.5% to $59.7 million in 2005 from $45.4 million in 2004. Gross margin as a percentage of net sales declined from 25.2% to 24.0% due primarily to the inclusion of JGA and ISI with their lower-margin product mixes. However, existing markets’ gross margin stayed constant with 2004 at 25.2% despite the large increase in generally lower-gross margin non-residential roofing sales.

Selling, general and administrative (SG&A) expenses increased $7.5 million or 23.7% in 2005 compared to 2004 but declined as a percentage of net sales to 15.8% in 2005 from 17.7% in 2004. The dollar increase was primarily due to the inclusion of JGA and ISI expenses, higher payroll costs to handle the sales volume increase and the newly-opened branches, and higher professional fees that now include the costs of public-company reporting and implementing the provisions of the Sarbanes-Oxley Act.

Operating income increased 50.9% to $20.2 million in 2005 from $13.4 million in 2004. As a percentage of net sales, operating income increased to 8.1% from 7.4%. Interest expense declined $0.8 million to $1.5 million in 2005, primarily resulting from a lower debt level after the Company’s initial public offering (“IPO”).

The Company achieved third-quarter net income of $11.3 million in 2005 compared to a net loss of $3.0 million in 2004. The Company provided for income taxes at a lower rate (39.6%) in 2005 than in 2004 (43.9%) primarily due to strong earnings from our Canadian subsidiary that will allow the Company to use a more favorable tax credit treatment for foreign taxes. In addition, the net loss in 2004 included a $9.3 million non-deductible charge for the change in the value of the Company’s warrant derivatives. All of the warrants were redeemed with the proceeds of our IPO on September 28, 2004 and we will not incur future charges for these derivatives.

Diluted net income per share for the third quarter was $0.41 in 2005 compared to a loss of $0.17 per share in 2004.

Year-to-Date

Sales increased 31.1% to $619.8 million in 2005 from $472.7 million in 2004, reflecting strong internal growth of 17.5% or $82.9 million, with the strongest sales increase occurring in non-residential roofing and with the opening of six new branches compared to the prior year. JGA and ISI contributed the remaining sales increase of $64.1 million.

Gross profit increased 25.3% to $151.4 million in 2005 from $120.8 million in 2004. Gross margin as a percentage of net sales declined from 25.5% to 24.4% due primarily to the inclusion of JGA and ISI and their lower-margin product mixes. However, existing markets’ gross margin dropped only slightly from 25.5% to 25.4% despite the large increase in generally lower-margin non-residential roofing sales.

SG&A expenses increased $19.0 million or 21.4% in 2005 compared to 2004 but declined as a percentage of net sales to 17.4% in 2005 from 18.8% in 2004. The dollar increase was primarily due to the inclusion of JGA and ISI expenses since mid-December and late April, respectively; higher transportation expenses due to higher fuel costs and the higher sales volume; higher payroll costs to handle the sales volume increase; and higher professional fees due to the factors mentioned above for the third quarter.

Operating income increased 38.5% to $43.0 million in 2005 from $31.1 million in 2004. As a percentage of net sales, operating income increased to 6.9% from 6.5%. Interest expense declined $5.7 million to $3.5 million in 2005, primarily resulting from the lower debt level after the Company’s IPO.

The Company achieved year-to-date net income of $22.5 million in 2005 compared to a net loss of $9.9 million in 2004. The net loss in 2004 included a $3.3 million charge ($2.0 million net of tax) for the early retirement of debt, compared to a charge of $0.9 million ($0.5 million net of tax) this year, and a $20.3 million non-deductible charge for the change in the value of the Company’s warrant derivatives.

Diluted net income per share for the year-to-date period was $0.82 in 2005 compared to a loss of $0.56 per share in 2004.

Cash flow from operations was $11.9 million in the year-to-date 2005 period compared to $17.8 million in 2004. Cash flow from operations in 2005 was impacted by an increase of $22.8 million in inventories, exclusive of the effects of businesses acquired, which resulted partially from anticipation of some price increases and temporary product shortages but also to accommodate strong demand.

The Company’s IPO was completed on September 22, 2004 and the proceeds were received on September 28, 2004, a few days after the Company’s fiscal 2004 year-end. The IPO proceeds were utilized to pay off notes payable, redeem the warrants and pay down revolving lines of credit. During 2005, the Company borrowed approximately $37 million under its revolving lines of credit to acquire JGA and ISI.

Robert Buck, the Company’s President & Chief Executive Officer,

stated, “We had yet another terrific quarter that exceeded our expectations in our first year as a public company. Non-residential roofing sales continued to be very strong while we experienced stronger residential roofing sales in the third quarter than in the first half of the year and continued strong growth of complementary building product sales in line with our long-term objectives. We have also been opening new branches and successfully integrated JGA and ISI into the Beacon family. We will continue to look for similar opportunistic business acquisitions, even while we complete the acquisition of Shelter Distribution, Inc. announced yesterday.”

The Company will be holding its investor conference call today, August 11, 2005, at 11:00 a.m. Eastern Time. The dial-in-number is 800.510.9834 (participant passcode 72133177) (international dial-in-number 617.614.3669). Please call five to ten minutes prior to the scheduled start-time to assure timely access to the call.

About Beacon Roofing Supply, Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 82 branches in 16 states in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risks Relating to Our Business and Industry” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in thousands, except	June 30,	% of	June 30,	% of
per share data)	2005	Sales	2004	Sales

Net sales	$248,451	100.0%	$180,047	100.0%
Cost of products sold	188,738	76.0%	134,652	74.8%

Gross profit	59,713	24.0%	45,395	25.2%

Operating expenses:
Selling, general and administrative expenses	39,307	15.8%	31,769	17.7%
Stock-based compensation	175	0.1%	217	0.1%
	39,482	15.9%	31,986	17.8%

Income from operations	20,231	8.1%	13,409	7.4%

Other expenses:
Interest expense	1,459	0.6%	1,498	0.8%
Interest expense-related party	—	—	742	0.4%
Change in value of warrant derivatives	—	—	9,302	5.2%
Loss on early retirement of debt	—	—	—	—

	1,459	0.6%	11,542	6.4%

Income (loss) before income taxes	18,772	7.5%	1,867	1.0%
Income taxes	7,443	2.9%	4,906	2.7%

Net income (loss)	$11,329	4.6%	$(3,039)	-1.7%

Net income (loss) per share:
Basic	$0.43		$(0.17)

Diluted	$0.41		$(0.17)

Weighted average shares used in computing net income (loss) per share:
Basic	26,523,291		17,859,127

Diluted	27,451,002		17,859,127

	Nine Months Ended
(Dollars in thousands, except	June 30,	% of	June 30,	% of
per share data)	2005	Sales	2004	Sales

Net sales	$619,757	100.0%	$472,714	100.0%
Cost of products sold	468,328	75.6%	351,955	74.5%

Gross profit	151,429	24.4%	120,759	25.5%

Operating expenses:
Selling, general and administrative expenses	107,869	17.4%	88,826	18.8%
Stock-based compensation	520	0.1%	859	0.2%
	108,389	17.5%	89,685	19.0%

Income from operations	43,040	6.9%	31,074	6.5%

Other expenses:
Interest expense	3,509	0.6%	6,980	1.4%
Interest expense-related party	26	—	2,225	0.5%
Change in value of warrant derivatives	—	—	20,302	4.3%
Loss on early retirement of debt	915	0.1%	3,285	0.7%

	4,450	0.7%	32,792	6.9%

Income (loss) before income taxes	38,590	6.2%	(1,718)	-0.4%
Income taxes	16,099	2.7%	8,178	1.7%

Net income (loss)	$22,491	3.5%	$(9,896)	-2.1%

Net income (loss) per share:
Basic	$0.85		$(0.56)

Diluted	$0.82		$(0.56)

Weighted average shares used in computing net income (loss) per share:
Basic	26,421,064		17,823,346

Diluted	27,365,236		17,823,346

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)
	June 30,	June 30,	September 25,
(Dollars in thousands)	2005	2004	2004

Assets
Current assets:
Cash	$5,860	$473	$—
Accounts receivable, net	122,412	88,105	93,824
Inventories	99,852	67,544	68,573
Prepaid expenses and other assets	18,257	13,139	14,974
Deferred income taxes	3,226	2,318	3,223

Total current assets	249,607	171,579	180,594

Property and equipment, net	30,924	25,402	25,101
Goodwill	107,631	93,705	94,162
Other assets, net	13,881	1,706	1,641

Total assets	$402,043	$292,392	$301,498

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$—	$—	$3,694
Borrowings under revolving lines of credit	66,912	49,798	44,592
Accounts payable	92,147	67,649	74,043
Accrued expenses	39,204	25,454	21,524
Warrant derivative liability	—	9,592	34,335
Current portions of long-term debt and capital lease obligations	6,341	6,308	6,152

Total current liabilities	204,604	158,801	184,340

Senior notes payable and other obligations, net of current portion	20,156	22,500	22,660
Junior subordinated notes payable	—	16,756	17,071
Subordinated notes payable to related parties	—	28,844	29,442
Deferred income taxes	9,182	8,532	8,764
Long-term obligations under capital leases, net of current portion	1,782	1,056	976
Warrant derivative liabilities	—	22,636	—

Stockholders’ equity:
Common stock	268	181	266
Additional paid-in capital	141,512	28,248	140,067
Deferred compensation	(172)	(1,107)	(690)
Treasury stock	(515)	(515)	(515)
Retained earnings (deficit)	21,624	4,592	(867)
Common stock subscription receivable	—	—	(102,765)
Accumulated other comprehensive income	3,602	1,868	2,749

Total stockholders’ equity	166,319	33,267	38,245

Total liabilities and stockholders’ equity	$402,043	$292,392	$301,498

BEACON ROOFING SUPPLY, INC.

Condensed Consolidated Cash Flows

Unaudited	Nine Months Ended June 30,
(Dollars In thousands)	2005	2004

Operating activities:
Net income (loss)	$22,491	$(9,896)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,354	5,033
Deferred interest	—	3,536
Stock-based compensation	520	859
Change in value of warrant derivatives	—	20,302
Loss on early retirement of debt	915	3,285
Unrealized loss on interest rate collar	—	(203)
Deferred income taxes	381	(265)
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	(17,299)	(688)
Inventories	(22,767)	(12,409)
Prepaid expenses and other assets	41	(3,195)
Accounts payable and accrued expenses	21,303	11,468

Net cash provided by operating activities	11,939	17,827
Investing activities:
Purchases of property and equipment, net of sale proceeds	(6,974)	(3,848)
Acquisition of businesses, net of cash acquired	(36,880)	—

Net cash used in investing activities	(43,854)	(3,848)
Financing activities:
Net borrowings under revolving lines of credit	22,114	48,506
Borrowings (repayments) under senior notes payable, and other	(2,737)	27,169
Repurchase of warrants	(34,335)	—
Early retirement of debt	—	(66,556)
Repayments of junior subordinated notes and warrants	(17,986)	(21,500)
Repayments of subordinated notes payable to related parties	(29,442)	—
Proceeds from sale of common stock	104,212	250
Deferred financing costs	(342)	(1,461)

Net cash provided by (used in) financing activities	41,484	(13,592)

Effect of exchange rate changes on cash	(15)	22

Net increase in cash	9,554	409
Cash (overdraft) at beginning of year	(3,694)	64

Cash at end of period	$5,860	$473

Non-cash transactions:
Capital lease additions	$1,228	$982

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CONTACT: Beacon Roofing Supply, Inc.

Dave Grace, 978-535-7668 x14

CFO